Exhibit 10.3

FORM OF
PROMISSORY NOTE PURCHASE AGREEMENT

THIS PROMISSORY NOTE PURCHASE AGREEMENT (this “Agreement”) is made effective as of January ___, 2010 by and among Gabriel Technologies Corporation, a Delaware corporation (the “Company”), and the investors listed on the Schedule of Investors attached hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the Company desires to raise capital in the amount of up to $500,000.00 pursuant to this Agreement (the “Bridge Loan”);

WHEREAS, the Investors desire to purchase, and the Company desires to sell to each initial Investor (each an “Investor”) who desires to participate in the Closing (as defined below), a Promissory Note in the form attached hereto as Exhibit “A” (with all such Promissory Notes issued in the Closing. as defined below, referred to herein as the “Notes”) in the principal amount set forth opposite such Investor’s name on Schedule A), upon the terms and conditions set forth in this Agreement;

WHEREAS, the Company desires to offer and sell Notes to the Investors that elect to participate in the Bridge Loan, each of whom will be an Investor pursuant to this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors hereby agree as follows:

1.           Purchase and Sale of Notes; Closing.

1.1           Sale and Issuance of Notes to Investors at Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Notes, which must be in an aggregate principal amount of not less than $300,000.00, shall take place at the principal office of the Company (the “Closing Location”), at 3:00 p.m., on January 20, 2010, or such other date and time as may be mutually acceptable to the Company and the Investors (which time and place are designated as the “Closing”).  At the Closing, the Company shall deliver to each Investor the original Note that such Investor is purchasing at the Closing upon confirmation of receipt of payment of the purchase price therefore, which purchase price shall equal the principal amount of the Note purchased (the “Purchase Price”) and shall be paid in cash by each Initial Investor by wire transfer to the Company, pursuant to the instructions attached hereto as Exhibit “B”.  Each Investor shall be subject to the covenants set forth in Section 1.2 below.

1.2           Investor Covenants.  The representations and warranties of the Company set forth in Section 2 hereof shall be reaffirmed and in full force and effect as of the date of the Closing, and the representations and warranties of each applicable Investor in Section 3 hereof shall be reaffirmed and in full force and effect as of the date of the Closing.  At the Closing, the Company shall deliver to each Investor the original Note that such Investor purchases at the Closing upon confirmation of receipt of payment of the Purchase Price therefor, which Purchase Price shall equal the principal amount of the Note purchased, and shall be paid in cash by wire transfer to the Company, pursuant to the instructions attached hereto as Exhibit “B”. Any Notes sold pursuant to this Section 1 shall be deemed to be “Notes” for all purposes under this Agreement.

1.3           Use of Proceeds.  The Company will use the proceeds from the sale of the Notes as follows:

(a)           $80,000.00 to various experts retained in connection with the pending litigation matter of the Company against Qualcomm.

(b)           $35,0000.00 to Hughes Hubbard for completion of “Technical and Legal Evidence Binder” to be delivered to litigation funding sources for Qualcomm case; this includes a reserve of $15K for expenses for the lawyers of Hughes Hubbard and George Tingo to travel to meet one or more of our prospective funding sources to present and close a funding deal;

(c)           $25,000.00 to pay Company Attorneys for past due for work over past several months;

(d)           $25,000.00 to pay attorneys Haglund and Kelly for their representation in the Munck Carter arbitration;

(e)           $20,000.00 to pay attorneys Troy Gould for representation of the Company in connection with the proposed financing transaction between Western Linen and the Company, and for legal counsel and representation on SEC and other corporate matters;

(f)           $20,000.00 to retain attorney George E. Barton to assist with the Company insurance claim and as co-counsel in State Court Action;

(g)           $50,000.00 for a 30-day extension of time to close the pending acquisition of Western Linen Services, as approved by the Company Board of Directors;

(h)           $50,000.00 to Marshall & Stevens Valuation Consulting for advice and opinion on financing of Gabriel operations forthwith, and possibly the issuance of a Fairness Opinion for the proposed structure of the acquisition of Western Linen Services;

(i)           $80,000.00 for Company Operating Expenses – during the months of January and February, 2010.

(j)           Up to the sum of $125,000.00 to tender to the law firm Munck Carter – for the return to the Company of any percentage interest in the outcome of the Company’s lawsuit against Qualcomm which Munck Carter may have at this time.

2.           Representations and Warranties of the Company.  The Company represents and warrants the following:

2.1           Organization, Good Standing and Qualification.  The Company is a corporation duly organized, under the laws of the State of Delaware. The Company is currently not in compliance with Delaware State Law, and/or Federal Law with respect to various legal requirements, as noted in Exhibit “C” hereto.  Investor purchases this Note with full knowledge and understanding of these legal deficiencies as described in Exhibit “C” hereto.  The Company may not be duly qualified to transact business and is not believed to be in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

2.2           Authorization.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Notes, the performance of all obligations of the Company hereunder and under the Notes, and the authorization, sale and issuance of the Notes being sold hereunder, has been taken or will be taken prior to the Closing.  This Agreement and the Notes constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.3           Offering.  Subject in part to the truth and accuracy of each Investor’s representations set forth in Section 3 of this Agreement, the issuance and sale of the Notes as contemplated by this Agreement are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

2.4           Compliance With Other Instruments.  The Company is believed to be in material violation of one or more provisions of its Certificate of Incorporation as amended to date, and/or the Bylaws of the Company.  The execution and performance of this Agreement or the Notes may constitute a violation or breach of one or more other agreements between the Company and other persons or entities.

3.           Representations and Warranties of the Investors.  Each Investor, severally and not jointly, hereby represents, warrants and covenants that:

3.1           Authorization.  Such Investor has full power and authority to enter into this Agreement, and this Agreement is a legal, valid and binding agreement of such Investor, enforceable in accordance with its terms.

3.2           Purchase Entirely For Own Account.  This Agreement is made with such Investor in reliance upon such Investor’s representations to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Notes to be received by such Investor will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in or otherwise distributing the same.  By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Note(s).

3.3           Disclosure of Information.  Such Investor has received all the information it requested from the Company for deciding whether to purchase the Notes.  Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Notes and the business, properties, prospects, litigation matters, and financial condition of the Company, including but not limited to information relating to litigation the Company is currently engaged in with Qualcomm, Inc.

3.4           Investment Experience.  Such Investor is an investor in securities of companies of this type and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes.  If other than an individual, such Investor also represents it has not been organized for the purpose of acquiring the Notes.

3.5           Accredited Investor.  Such Investor is an “accredited investor” as defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

3.6           Restricted Securities.  Such Investor understands that the Notes to be purchased hereunder are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Notes may be resold without registration under the Securities Act only in certain limited circumstances.  In the absence of an effective registration statement covering the Notes or an available exemption from registration under the Securities Act, the Notes must be held indefinitely.  In this connection, such Investor represents that it is familiar with SEC Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including without limitation the Rule 144 condition that current information about the Company be available to the public. Such information is not now available.

3.7           Legends. Such Investor understands and acknowledges that each Note shall be endorsed with the legend set forth below:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED OR DISPOSED OF UNLESS AND UNTIL THIS NOTE IS REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATIONISAVAILABLE.

3.8           True and Correct Information.  All information that Investor has provided or caused to be provided to the Company in connection with the purchase of the Notes hereunder is correct and complete as of the date set forth on the Investor’s signature page of this Agreement.

3.9           Reliance.  Such Investor understands that the acceptance of this Agreement by the Company will be based, in part, on the Investor’s representations, warranties, covenants and acknowledgements set forth in this Section 3.  The Investor agrees to indemnify the Company from any and all claims, losses, damages and expenses (including without limit attorneys’ fees and disbursements) arising out of any alleged material breach of this Agreement by the Investor or material inaccuracy of any representation or warranty by the Investor.

3.10           Further Limitations on Disposition.  Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Notes unless and until:

(a)           Such transferee has agreed in writing for the benefit of the Company to be bound by this Agreement, and

(b)           Such Investor shall have notified the Company in writing of the proposed disposition, and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration under the Securities Act.

3.11          Tax Advisors.  Such Investor has reviewed with such Investor’s own tax advisors the foreign, federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. Each such Investor is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that each such Investor (and not the Company) shall be responsible for such Investor’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.12          Investor Review.  Such Investor acknowledges that such Investor has had the opportunity to review this Agreement, and all exhibits attached hereto including specifically the form of the Note, EXHIBIT “C” hereto, the GABRIEL TECHNOLOGIES CORPORATION CORPORATE DISCLOSURE DOCUMENT, and the transactions contemplated by this Agreement and to consult with such Investor’s own legal counsel and advisors.  Each such Investor is relying solely on such Investor’s legal counsel, if consulted, and not on any statements or representations of the Company or any of the Company’s agents for legal advice with respect to this investment or the transactions contemplated by this Agreement.

4.           Conditions of Investors’ Obligations at the Closings.  The obligations of each Investor with respect to each Closing are subject to the fulfillment on or before the applicable Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto.

4.1           Representations and Warranties.  The representations and warranties of the Company contained in Section 2 shall be true on and as of the applicable Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

4.2           Performance.  The Company shall have performed and complied with all material agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the applicable Closing.

5.           Conditions of the Company’s Obligations at Closing.  The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the applicable Closing of each of the following conditions by that Investor:

5.1           Representations and Warranties.  The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such Closing.

5.2           Payment of Purchase Price.  The Investor shall have delivered the applicable Purchase Price as provided for in Section 1.

6.           Miscellaneous.

6.1           Survival.  The warranties, representations and covenants of the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing.  The warranties, representations and covenants of the Company shall survive execution and delivery of this Agreement and each Closing.

6.2           Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Notes).  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3           Choice of Law; Jurisdiction.  This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.  Any lawsuit or litigation arising under, out of, in connection with, or in relation to this Agreement, any amendment hereof, or the breach hereof, shall be brought in the courts of Los Angeles, California, which courts shall have exclusive jurisdiction over any such lawsuit or litigation.

6.4           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) upon transmission when sent via e-mail; (iii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iv) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (v) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

6.6           Finder’s Fee.  Excepting the Company’s Fee Agreement with Stephen Moore, which Fee Agreement Investors acknowledge advisement of, each Investor represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction.  Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible.

6.7           No Joint Venture.  Nothing in this Agreement shall create or be deemed to create a joint venture or partnership among the parties.  Each party agrees not to hold itself out as having any authority or as being in a relationship contrary to this Section 6.7.

6.8           Expenses; Attorneys’ Fees.  Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Notes.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Notes, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.9           Amendments and Waivers.  Except as otherwise provided in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of both the Company and the holders of Notes representing greater than fifty percent (50.00%) of the aggregate principal amount of Notes issued hereunder (the “Majority Noteholders”).  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Note purchased under this Agreement at the time outstanding, and each future holder of all such Notes and the Company.

6.10          Effect of Amendment or Waiver.  Each Investor acknowledges that by the operation of Section 6.9 hereof the Majority Noteholders will have the power to diminish or eliminate all rights of such Investor under this Agreement.

6.11          Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement to the minimum extent necessary to comply with the laws of the relevant jurisdiction and the balance of the Agreement shall be interpreted as if such provision were so excluded in such jurisdiction and shall be enforceable in accordance with its terms.

6.12          Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties.

6.13          Counterparts.  This Agreement may be executed in two (2) or more original or facsimile counterparts all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Promissory Note Purchase Agreement as of the date first above written.

COMPANY:	INVESTORS:

GABRIEL TECHNOLOGIES CORPORATION, a Delaware Corporation By: Name: George Tingo, CEO and President Gabriel Technologies Corporation	Investor: Name: Company Name: Address: E-mail:

SCHEDULE “A”

SCHEDULE OF INVESTORS

Investor	Principal Amount of Promissory Note	Date of Investment

TOTAL	$______________

EXHIBIT “A”

FORM OF PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED OR DISPOSED OF UNLESS AND UNTIL THIS NOTE IS REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

GABRIEL TECHNOLOGIES CORPORATION

PROMISSORY NOTE

This Note must be read in conjunction with the accompanying Note Purchase Agreement

$____________ January ___, 2010

FOR VALUE RECEIVED, the undersigned, Gabriel Technologies Corporation, a Delaware corporation (“Company”), promises to pay to the order of ________________ (“Lender”) the principal sum of ________________ Dollars ($____________) (the “Principal”), at the Interest Rate hereinafter defined, which amount shall be due and payable in lawful money of the United States of America at such place as Lender may from time to time designate, at the time and in accordance with the terms and conditions provided in Sections 2 below.

1.           Interest Rate and Maturity Date.  Interest shall accrue on the Principal at six percent (6.00%) per annum (the “Interest Rate”) commencing on the date of this Note.  Interest shall be computed on the actual number of days elapsed based on a 365-day year.  The balance of the Principal sum and all Interest thereon shall be due and payable on December 31, 2010 (the “Maturity Date”).  Any payment by the Company shall be conditioned on the requirement that the payment on the Maturity Date shall not make the Company insolvent (as defined in the Bankruptcy Code); and the Lender agrees that it shall not take any action to place the Company in the position of an involuntary receivership or bankruptcy, but, hereby expressly reserve all rights that Lender will have all rights in the event that others place the Company in bankruptcy, receivership or otherwise.

2.           Payments.  To the extent funds are available from any event defined in this Section 2.a or 2.b. (“Event”), the Company shall pay to each Lender (on a pro-rata basis) in this round of financing, payments of Principal and Interest, from the “Net Proceeds” of the Event (which for purposes of this Note shall mean proceeds after deduction of All Company Obligations Required To Be Paid By The Company (as hereinafter defined), Event expenses, fees and court costs, if any and as applicable, including but not limited to obligations pursuant to any litigation financing agreements, litigation costs, Whittle Settlement attorneys’ fees if proceeds are received from the Whittle Settlement [but not IP Event (as hereinafter defined) attorneys’ fees], or any other debts superior to the monies raised pursuant to the Company raise of capital) to the Company from the below defined Events, upon the earliest of the following Events to occur:

(a)           Whittle Settlement.  For purposes of this Note, “Whittle Settlement” shall mean the proceeds, if any, from the action by the Company against Whittle in the District Court of Douglas County Nebraska at docket 1092, page 798 filed in February 2009 to the extent there are Net Proceeds from this litigation.

(b)           IP Event.  For purposes of this Note, an “IP Event” is defined as the receipt by the Company or any of its subsidiaries of a minimum of $10,000,000.00 in Net Proceeds (in cash or the fair market value of non-cash consideration) from a licensing, sale, transfer, settlement or other transaction with one or more third parties relating to intellectual property of the Company or its subsidiaries, if any.

2.1           Lien.  Lender shall have a lien, for all unpaid sums due under this Note, on all claims or causes of action that are the subject of any event set forth above in this Section 2. This lien shall attach to any recovery, whether by settlement, award, verdict, judgment, or other order.

2.2           Additional Benefits.  In addition to the Principal amount and Interest on this Note, in return for every $100,000.00 loaned by a Lender to the Company, Lender shall have the additional right to receive one percent (1.00%) of the Proceeds of an IP Event, AFTER payment of all Company obligations required to be paid by the Company (“All Company Obligations Required To Be Paid By The Company”) defined as Company priority obligations which include but are not limited to: obligations to the IRS and other Federal, State and local tax authorities; employee wages; secured loans; judgments; company debts; and, attorneys fees, but not including intellectual property interests of attorneys in the Company’s action against Qualcomm.  In the event a Lender loans the Company an amount less than $100,000.00 pursuant to this Note, said Lender shall receive a pro-rata portion of the aforementioned Additional Benefit.  Payment of the Additional Benefits described in this Section 2.2 shall be made no later than ten (10) business days after the final and complete funding by the funding party of the first Event to occur. If full repayment of interest and principal is not made after the payment to Lender from the first Event, then lender shall be paid from each successive Event, or from the IP Event, until Lender is paid all interest and principal due and owing.

3.           Attorney’s Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the Principal and Interest payable hereunder, reasonable attorney’s fees and costs incurred by Lender.

4.           Pari Passu; Notes, Subordination.  The Lender acknowledges and agrees that the payment of all or any portion of the outstanding Principal amount of this Note and all Interest hereon shall be pari passu in right of payment and in all other respects to the other Notes. In the event the Lender receives payments in excess of the Lender’s pro rata share of the Company’s payments to the holders of all of the notes outstanding, then the Lender shall hold in trust all such excess payments for the benefit of the holders of the other notes and shall pay such amounts held in trust to such other holders upon demand by such holders.  The Lender acknowledges and agrees that this Note will be subordinate in priority and right of payment to all current and future indebtedness of the Company to banks and other financial institutions which may be required for secured financing in the future, and that no other writing shall be required to affect same.

5.           Surrender of Note.  The Lender shall surrender this Note at the principal office of the Company at the time of Payment of this Note pursuant to the foregoing provisions.

6.           Notices.  Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery.

7.           Waivers.  The Company hereby waives presentment, demand for performance, notice of nonperformance, protest, notice of protest and notice of dishonor.  No delay on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or any other right.

8.           Assignment.  This Note may not be assigned by Lender without the written consent of the Company; provided however, that any such assignment by Lender shall be in compliance with all applicable federal and state securities laws.

9.           Choice of Law; Jurisdiction.  This Note shall be construed in accordance with the laws of the State of California, without regard to the conflicts of laws provisions thereof. Any lawsuit or litigation arising under, out of, in connection with, or in relation to this Note, any amendment or restatement thereof, or the breach thereof, shall be brought in the courts of Los Angeles, CA, which courts shall have exclusive jurisdiction over any such lawsuit or litigation.

IN WITNESS WHEREOF, Gabriel Technologies Corporation has caused this Promissory Note to be executed by its officer thereunto duly authorized.

GABRIEL TECHNOLOGIES CORPORATION, a Delaware Corporation
By: Name: George Tingo, Its: CEO and President

EXHIBIT “B”

GABRIEL TECHNOLOGIES CORPORATION WIRE INSTRUCTIONS

California United Bank - Encino Branch
ABA xxxxxxxxxx
Account No.: xxxxxxxxx
Gabriel Tech Corp.
4538 S. 140th Street
Omaha, NE 08137

EXHIBIT “C”

GABRIEL TECHNOLOGIES CORPORATION
CORPORATE DISCLOSURE DOCUMENT

1.           Withdrawal of Former Attorneys – Gabriel Technologies Corporation (“Gabriel”, or, the “Company”) has come to the end of its relationship with its former attorneys in the Qualcomm case and in other corporate, patent, etc., matters for Gabriel, Munck Carter, and is proceeding to arbitration on the matter of attorneys’ fees and potentially other matters with Munck Carter.  Gabriel’s directors believe that the termination this relationship is in the best interests of Gabriel in its efforts against Qualcomm and otherwise.  We expect Gabriel’s California counsel to remain involved in the Qualcomm case for the foreseeable future, and Gabriel has replaced Munck Carter with other attorneys for representation in other Company matters.

2.           New Gabriel Attorneys For Qualcomm Case – After a diligent search, Gabriel is working to engage one of several qualified law firms to succeed our former attorneys in the Qualcomm case.  We hope to make an announcement in the next month or so regarding the new law firm that will represent Gabriel as Lead Trial Counsel against Qualcomm.

3.           Next Stages of Qualcomm Lawsuit – Gabriel’s Fourth Amended Complaint in the Qualcomm lawsuit was filed on January 11, 2010.  It is expected that discovery will begin as soon as the Qualcomm’s Answer is filed and the parties meet pursuant to the issuance by the Court of a date for a Case Management Conference.

4.           Gabriel Historical Financial Statements – Under the management of its former officers and directors, Gabriel did not file reports with the SEC, including historical financial statements, since 2006.  The current management has prepared the 2007 annual financial statements and is working with the Gabriel auditors to finalize them.  We will file and disclose Gabriel’s 2007 annual financial statements when we have completed all required review and audit work, but the Company does not know when such audit will be completed and/or when such financials will be filed.

5.           Action Against Select Former Gabriel Officers, Directors and Third Parties – An action against some of the former Gabriel officers and directors and certain third parties was filed in 2008 at the direction of the former directors of Gabriel.  The current Gabriel directors have been assessing this lawsuit, and believe that it may be insufficient in its naming of alleged defendants and in the causes of action alleged.  New counsel has been retained to reassess this lawsuit and to make recommendations to the directors as to the possible filing of an amended complaint.

6.           Gabriel Operations Financing Transaction – Although approximately $5.8 million was invested in Gabriel in late 2007 and early 2008, when the new Gabriel directors were appointed in June of 2009 Gabriel was more than $600,000 past due in its payments to its attorneys, its landlord, its insurers, and other creditors.  An investment group, including several of Gabriel’s current directors, furnished Gabriel approximately $1 million of financing in 2009; however, this financing is insufficient to pay for future operations of Gabriel.  Therefore, Gabriel is now considering, among other possible financing transactions, entering into a short-term debt transaction and a possible multi-year financing transaction to obtain financing of Gabriel’s operations.  Any and all financing transactions entered into by Gabriel will be completed only as necessary, and only at the lowest cost of funding available in the market available to Gabriel.  There can be no assurance, however, whether or on what terms Gabriel will be able to complete a financing or obtain needed funds.

7.           Assignment of Possible Proceeds of Qualcomm Lawsuit – The former directors of Gabriel began the practice years ago of assigning a portion of any settlement amount or favorable judgment in Gabriel’s action against Qualcomm to obtain financing or pay its creditors.  The current management and directors have continued this practice only as necessary for the purposes of financing Gabriel’s operations and the Qualcomm lawsuit.  The total percentage of the possible proceeds from the Qualcomm lawsuit, if any are obtained, that has been committed by Gabriel is expected to exceed fifty percent (50%) after the engagement of new attorneys in the Qualcomm lawsuit.  The commitment to third parties of any proceeds from the Qualcomm lawsuit will significantly reduce the amount of such proceeds, if any, available to be distributed among the Gabriel shareholders.  There also can be no assurance that Gabriel will be able financially to continue to prosecute the Qualcomm lawsuit or, if so, that it will achieve a favorable outcome or receive any significant proceeds

8.           Actions Taken Prior To Appointment of New Gabriel Directors – Prior to the new Gabriel directors appointment earlier this year, actions taken at Gabriel over the past several years by the previous Board of Directors included, but were not limited to:

A.           Issuance of all sixty million authorized shares of Gabriel’s stock (and possibly more than sixty million authorized shares of Gabriel’s stock), in the form of stock, and/or stock warrants, and/or Stock Equivalent Units, and or otherwise;

B.           Subsequent to the issuance of all authorized stock/warrants, the issuance of stock equivalency units, or SEUs, which are the equivalent of common stock.  The total amount of SEUs issued is being ascertained, as there is no transfer agent for such securities as SEUs to track their issuance;

C.           Investment in Gabriel of $5.7 million in short-term notes, some of which are redeemable by the note holders for double their face value beginning in January 2011;

D.           Expenditures by Gabriel on corporate matters alone (i.e. not including attorneys fees to prosecute the Company’s legal action with Qualcomm) with Gabriel’s former attorneys - in excess of $1 million;

E.           The former directors’ issuance to themselves of percentage interests in the result of Gabriel’s action against Qualcomm;

F.           The failure to hold an annual shareholders meeting within the past three years.  A Company annual shareholders meeting still cannot be held due to the failure to have current financials filed with the SEC.  This fact continues to hamper Gabriel’s efforts to raise financing for the Company, since additional Gabriel stock cannot be authorized by Delaware State authorities without such a shareholders meeting approving such additional stock authorization.  This requires the Gabriel directors to continue to rely on the possible proceeds, if any, of Gabriel’s action against Qualcomm to obtain needed financing for the Company.